EXHIBIT 2.3

                              CERTIFICATE OF MERGER
                                       OF
                     CONVERSION SERVICES INTERNATIONAL, INC.
                                      INTO
                              LCS ACQUISITION CORP.

                       Pursuant to Section 251 (c) of the
                General Corporation Law of the State of Delaware

      Conversion Services International, Inc., a Delaware corporation, which desires to merge with and into LCS Acquisition Corp., a Delaware corporation (such transaction, the "Merger"), pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

      FIRST: The name and state of incorporation of the constituent corporations in the Merger (the "Constituent Corporations") are as follows:

                      Name                          State of Incorporation
                      ----                          ----------------------

          Conversion Services International, Inc.         Delaware
          LCS Acquisition Corp.                           Delaware

      SECOND: An Agreement and Plan of Reorganization, dated as of August 21, 2003, among LCS Group, Inc. (the parent of LCS Acquisition Corp.), LCS Acquisition Corp., Conversion Services International, Inc. and the stockholders of Conversion Services International, Inc. (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the DGCL.

      THIRD: The name of the surviving corporation, pursuant to the amendment to the Certificate of Incorporation of LCS Acquisition Corp. effected by Article FOURTH hereof, shall be CSI Sub Corp. (DE) (the "Surviving Corporation").

      FOURTH: The Certificate of Incorporation of LCS Acquisition Corp. in effect as of the time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, provided, however, that upon the effectiveness of the Merger, and in accordance Section 251(c)(4) of the DGCL, Article FIRST of the Certificate of Incorporation of LCS Acquisition Corp. shall be deleted and replaced with the following:

      "FIRST: The name of the corporation shall be CSI Sub Corp. (DE)".

      FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.

      SIXTH: A copy of the executed Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

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      IN WITNESS WHEREOF, LCS Acquisition Corp. and Conversion Services
      International, Inc. have caused this Certificate of Merger to be executed by their duly authorized representatives this 30th day of January 2004.


                                 LCS ACQUISITION CORP.


                                 By:/s/ Michael Mitchell
                                    --------------------
                                    Name: Michael Mitchell
                                    Title:   President


                                 CONVERSION SERVICES INTERNATIONAL, INC.


                                 By:/s/ Scott Newman
                                    ----------------
                                    Name:  Scott Newman
                                    Title: President and Chief Executive
                                           Officer